SETTLEMENT AGREEMENT

This settlement Agreement ("Agreement") made, entered and effective this 16th day of January, 1996, by and among Digitran Systems, Inc. (Collectively "Digitran"); Jordan S. Cohen ("Cohen") and those persons and entities set forth in paragraph 32 of this Agreement (collectively "Intervenors"); Loretta Trevers formerly known as Loretta Gallent, who is President of Digitran ("Trevers"); Harris LeRoy II, who is or has been a Director of Digitran ("LeRoy"); Chris Corray, who is or has been a Director of Digitran ("Corray") and such other shareholders, option holders and warrant holders of Digitran as may choose to participate in this Agreement and accept its terms, as indicated by their signatures individually or by their counsel; and, if appropriate, by order of the United States District Court for the District of Utah, per Honorable J. Thomas Greene (the "Court") with respect to pending litigation entitled Gregory McEwen, Larry Parker, and Leonard Labiak, on behalf of themselves and all others similarly situated, Plaintiffs, V. Digitran Systems, Inc, et.al., Defendants [etc.], No. 93-C-728G, a consolidated action (the "McEwen Action").

RECITALS

A. The McEwen Action has been certified as a class actin by the Court with named plaintiffs McEwen, Parker and Labiak (the "Named Plaintiffs") as class representatives of the certified class (the "Current Class").

B.  The Current Class has been defined with approval of the Court.

C. The Court has permitted the Named Plaintiffs to send notice of the McEwen Action to putative class members giving, inter alia, information about opting out of the Class order.

D. In October, 1995, Intervenors intervened as parties in the McEwen Action pursuant to Court order.

E. Digitran, Trevers, LeRoy and Corray, all named among the Defendants in the McEwen Action, have each denied all allegations of wrongdoing and other misconduct, whether alleged by the individual Named Plaintiffs, by the current class, by Intervenors or by a defendant frequently called "Grant Thornton" or "Grant Thornton LLP" ("Grant"). Digitran, Trevers, LeRoy and Corray believe that some or all of them have claims (whether cross-claims or counterclaims) against Grant; and Digitran has pleaded certain of its claims against Grant.

F. Because of Digitran's articles of incorporation and bylaws, Digitran has certain obligations to indemnify its officers and directors for costs and expenses arising from litigation.

G. Prior to the filing and consolidation of the McEwen Action, the American Stock Exchange ("AMEX") suspended trading in Digitran.

H. After the AMEX suspension, the Securities and Exchange Commission (the "SEC") conducted an investigation of Digitran. The SEC investigation has been concluded.

I. The SEC made no findings of impropriety and levied no fines or sanctions against Digitran's officers and directors except against Donald Gallent, a former officer and director; and against James C. Bryan ("Bryan"), an employee and officer of Digitran.

J. Digitran has entered into a consent decree finally settling the SEC investigation and proceedings. Digitran denied all wrongdoing but consented to a permanent injunction which, in substance, prohibits Digitran from violating federal securities laws.

K. The McEwen Action has required Digitran to engage counsel and to spend large amounts of time in defending its interests and to expend large sums of money for legal fees and other costs incurred in connection with the McEwen Action.

L. Although Digitran has pleaded and believes it has valid defenses against the claims and cross-claims filed against it in the McEwen Action and also believes Digitran has a reasonable chance to prevail after trial and appeal, Digitran seeks to reduce the risks, costs and expenses of the McEwen Action without admission of liability or fault.

M. Digitran also believes its own claims arising from the subject matter of the McEwen Action, whether or not already pleaded before the Court, should be prosecuted. Digitran recognizes that the prosecution of its claims could require significant expenditures of both time and money, and Digitran believes it will be in the best interests of the companies and of the shareholders, option holders and warrant holders to reduce those costs and expenses without losing possible benefits of recovery or settlement of Digitran's claims.

N. Without admission of fault or liability and in order to reduce the risks, costs and expenses of litigation, Digitran has determined, by and through appropriate resolution of its Directors and after due consideration and such legal advice as its Officers and Directors have deemed appropriate, that the interests of both of the Digitran companies and their current and future business will be served by settling with and making an assignment to Intervenors and by offering settlement to those who are class members in the McEwen Action ("Current Class Members") and putative class members that have opted out of the class but have not become Intervenors (the "Opt-Outs") and all other shareholders, option holders and warrant holders ("Other Holders").

O. Trevers, LeRoy and Corray also have determined, after due consideration and such legal advice as they have deemed appropriate, that their interests will be served by settling with and making an assignment to Intervenors of any claims they may have and by offering settlement to Current Class Members, Opt-Outs and Other Holders. Digitran, because of its obligations to officers and directors, concurs in this judgment by Trevers, LeRoy and Corray.

P. Intervenors, who represent numerous shareholders and shareholder interests in Digitran, have concluded that a settlement upon the terms set forth in this Agreement together with efforts to settle with Current Class Members, Opt-Outs and Other Holders will serve the best interest of all Digitran shareholders.

Q. Digitran, in order to facilitate its efforts to resume trading, is offering to preferred shareholders an enhanced conversion from preferred to common shares: the conversion for a preferred share was originally to be two shares of common; the enhanced conversion will be three shares of common in lieu of any dividends that may otherwise have accrued up to and including the date of this Agreement and the waiver of any future dividends that might have accrued but for conversion of preferred to common shares. Digitran is offering the enhanced conversion to all holders of Preferred shares.

R. Although Digitran admits no liability or fault on its part or on behalf of Trevers, LeRoy and Corray, Digitran recognizes that a trier of fact could reach a different conclusion and could award damages on a variety of theories. Digitran also recognizes that calculation of damages on a variety of theories. Digitran also recognizes that calculation of damages based on different theories would be time-consuming and would be unlikely to command agreement by all those with any potential interest. Digitran believes the filing of the McEwen Action and the lengthy proceedings that have been incurred have been harmful to all shareholders and warrant and option holders but that differentiating the measure and amount of harm would be counterproductive and would lead to unnecessary strife and expense. Digitran therefore offers to settle with each and every shareholder, option holder and warrant holder on a per share basis, offering this Agreement as a gesture of good faith to the loyalty of its shareholders and in hopes of continuing to merit the confidence and trust they have shown by investing in Digitran.

NOW THEREFORE in consideration of the mutual promises, covenants and terms of this agreement and for other good, valuable and sufficient consideration here set forth, the Parties make, enter and effectuate this Agreement.

1. Settling Shares. Digitran shall make available for settlement approximately 902,000 shares of common stock held as treasury stock to be distributed in accordance with this Agreement (the "Settling Shares").

2. Dismissal of Claims Against Digitran. Intervenors shall dismiss with prejudice all claims against Digitran, LeRoy, Corray and, to the extent any claims may exist (although not pleaded by Intervenors because of their reliance on previously conducted discovery and the determination and reports from the SEC), Trevers.

3. Enhanced Conversion. Those Intervenors (and any Opt-Out, Current Class Members and Other Holders) owning preferred shares accept the offer from Digitran for an enhanced conversion of preferred to common shares and specifically agree to waive and do hereby waive any dividends on preferred shares that may otherwise have accrued or may otherwise accrue to their preferred shares but for the enhanced conversion. Intervenors' share holdings set forth with respect to this Agreement express the enhanced conversion of preferred shares to common stock.

4. "Settlement (Global)." The Settlement and those who join into it, recognize that the larger the number of shareholders that the settle claims against Digitran will provide Digitran with the greatest relief from the risks, costs and expenses of litigation. Digitran and Intervenors will offer Settlement (Global Form) to the Named Plaintiffs, Current Class Members, Opt-outs in the McEwen Action and Other Holders and will make such efforts as may seem reasonable and prudent to Digitran and Intervenors to obtain global settlement under the terms of this Agreement.

5. "Settlement (Non-Global)." Settlement at this time with the Intervenors identified on or before January 16, 1996, and not including the bulk of the Current Class Members, the Opt-Outs or Other Holders will be called "Settlement (Non-Global) may be increased to Settlement (Global) upon acceptance or imposition of the terms of settlement by or upon more than one-half of the individual Current Class Members.

6. Assignment of Claims and Defenses. For the sum of $10.00 in addition to other consideration set forth in this Agreement , Digitran [, LeRoy, Corray and Trevers] assigns [assign] any and all claims defenses they may have against Grant and any other Parties to the McEwen Action (except Intervenors and Opt-Outs) to the Intervenors with Cohen to serve as primary representative of the Intervenors and Opt-Outs) to the Intervenors with Cohen to serve as primary representative of the Intervenors in connection with the assigned claims and defenses; provided, however, that no assignment shall relieve any shareholder, warrant holder or option holder of the obligation to make full payment for their shares, including without limitation making all required payments to their brokerage or margin accounts.

7. Intervenors' Costs and Expenses. intervenors shall be responsible for the payment of all costs incurred by them in connection with the McEwen Action, except as others may assist with the payment of costs and expenses to Intervenors' counsel as specifically provided in this Agreement. If no dollar or cash recovery is made by Intervenors against Grant, sufficient shares from the Settling shares shall be allocated to reimburse contributing Intervenors for costs advanced at the agreed-upon value of $2.00/share. Digitran may repurchase those specific shares at $2.00/share no later than 275 days after Digitran resumes trading.

8. Intervenors' Attorney Fees. Intervenors shall compensate their attorneys Randall L. Leshin and M. Karlynn Hinman (" Intervenors' Counsel") for all services performed by Intervenors' Counsel in connection with this settlement (whether Global or Non-Global in Form) by causing 12.5% of the Settling
Sahres to be distributed or paid by Digitran to Intervenors' Counsel, Leshin and Hinman to determine the division of those shares between them.

9. Acceptance of Assignment. Intervenors, by Jordan S. Cohen, accept assignment of and shall prosecute as may be suitable in the exercise of reasoned judgment based on legal counsel all claims and defenses of Digitran Trevers [, LeRoy and Corray] in the McEwen Action.

10. Settlement (Global) Settling Shares. If this Settlement is global, Digitran shall distribute to each of the Intervenors, to each Opt-Out, the Named Plaintiffs, to Current Class Members and to other Holders 1 Settling Share for each 12 shares common held by each shareholder, less Intervenors' Counsel's fee of 12.5% of the whole number of Settling Shares, then rounded up to the nearest whole number of shares. (For example, a person with 100 shares common would receive 8.33 Settling shares less 12.5% Intervenors' Counsel fees (.955 shares), rounded up to the nearest whole number of shares or 8 shares). Opt-Outs, the Named Plaintiffs, Current Class Members and Other Holders shall be responsible for their own costs and attorney's fees, if any, in connection with the McEwen Action, provided, however, that Intervenors shall not object if counsel for any Opt-Outs or for Named Plaintiffs, Current class members or Other Holders seek an attorney's fee from specific persons or entities they represent, but only from shares or assets of the persons or entities those attorneys represent, not from any shares or any shares or any assets of any other persons or groups entering this Agreement.

11. Settlement (Non-Global) Settling Shares. If this Settlement is with Intervenors and not global, Digitran shall distribute to each of the Intervenors (and Others who join the Intervenors for this purposes) 1 Settling Share for each 20 shares common held by the Intervenors as specified in this Agreement, less Intervenors' attorney's fee, but rounded up to the nearest whole number of shares. (For example, a person with 100 shares common stock would receive 5 Settling Shares less 12.55 Intervenors' Counsel fee (.625 shares) rounded up to the nearest whole number of shares, 5 shares).

12. Preferred Shareholders Who Settle. Holders of preferred stock who accept the enhanced conversion shall be entitled to settlement benefits calculated on their enhanced number of common shares, less Intervenors' attorney fee, rounded to the nearest whole number of shares. (For example, a person with 100 preferred shares will receive settling Shares based upon 300 common shares).

13. Benefits of Rounding Numbers Upward. The Parties acknowledge that rounding up the individual shareholders' Settling shares to the next higher whole number, such rounding to be done after deduction of Intervenors' Counsel fees as specified, provides a benefit of less than one full share to those with small share holdings that is somewhat disproportionate to the benefit of rounding up those with greater shareholdings. (For example, if a shareholder under Global Form owns 180 shares, the shareholder would be entitled to 15 shares less attorney's fee of 1.874 shares (12.5%) or 13.126 shares under traditional rounding, 13 shares [180 shares/12 = 15 x .125 = 1.874; 15 18.74 = 13.126]. This would mean the shareholder was paying 13.33% in attorney's fee rather than 12.5%. Rounding up from 13.126 to 14 shares avoids fractional shares but also benefits the small shareholder. A shareholder with 18000 shares would be entitled to 1500 shares and would be responsible to pay attorney's fee of 187.4 shares, for a recovery of 1312.6 shares, rounded up by, 4 shares to 1313, which is a smaller proportionate benefit to the large holder but also keeps attorney fees very close to the 12.5% figure). Digitran has recommended rounding up in order to avoid fractional shares and to prevent the smaller shareholders from paying more then 12.5% of their Settling Shares towards fees for Intervenors' counsel and thus to protect small shareholders.

14. Digitran's Belief in Value of settling Shares. Although Digitran is not currently trading on an exchange, Digitran believes the Settling Shares would command at least $3/share had Digitran been trading on January 1, 1996.

15. Holders of Options and Warrants. Among the Intervenors and Other Holders are persons who hold options or warrants for common shares in Digitran, the time for exercise having previously expired. To settle with those who hold options or warrants, Digitran hereby extends the time for exercise of all outstanding options and warrants to and including 90 days after any expiration the specific options and warrants may contain or 90 days after resumption of trading, whichever provides the option and warrant holders with the longer period of time, the exercise of options and warrants otherwise to be governed by the existing terms of the options and warrants. Those holding warrants or options for preferred shares, upon exercise of their rights, shall obtain the enhanced number of common shares and Settling Shares in accordance with this Agreement.

16. Share Certificates. Digitran shall use its best efforts to issue share certificates within 90 days after this Agreement is signed to record and cause the distribution of Settling Shares certificates. This provision is intended to require Digitran to exercise its best efforts to issue and deliver share certificates to the SEC as may be required, but any period taken by the SEC or other appropriate governmental entity shall not be charged against Digitran.

17. Costs of Distribution. Digitran shall be responsible for all costs and expenses of notice and the distribution and transfer of Settling Shares, including without limitation costs of registration.

18. Best Efforts for Free Trading of Settling Shares. Digitran shall be responsible for all costs and expenses of exercising and shall exercise its best efforts to make the Settling Shares free trading without restrictive legends.

19. Distribution as per Table. Subject to Correction for accuracy of shareholder names and share holdings, distribution to intervenors and any other settling shareholders shall be as set forth in the Table to be considered

20. Efforts to Resume Trading. Digitran will exercise its best efforts to resume trading during 1996, and Intervenors ( and all others who enter this Agreement) will cooperate with Digitran in assisting Digitran to resume trading during 1996 once this Agreement has be signed.

21. Recovery for Digitran's Assigned Claims. If Intervenors recover after litigation or tough settlement of the McEwen Action any sums or amounts from the claims assigned to them by Digitran, such sums and amounts of recovery shall be shared as follows:

  a. 50% to Digitran, from which Digitran shall pay to Intervenors' Counsel an attorney's fee of 24% of the full amount payable to Digitran before costs; and Digitran shall in addition pay 50% of any costs incurred by Intervenors in the McEwen Action incurred from the date of this Agreement until its final resolution; and

  b. 50% to Intervenors, subject to Intervenors' paying Intervenors' Counsel an attorney's fee pursuant to existing agreement and any costs incurred by Intervenors' Counsel not paid by Digitran under this Agreement.

22. Recovery for Other Assigned Claims. If Intervenors recover after litigation or through settlement any sums or amounts from the claims assigned by Trevers, LeRoy or Corray, such sums and amounts shall be shared as follows:

  a. 50% to the recovering assignor, from which assignors shall pay Intervenors' Counsel an attorney's fee of 24% of the amount payable to the assignor before costs; and

  b. 50% to intervenors, subject to intervenors' paying Intervenors' Counsel an attorney's fee pursuant to existing agreement and any costs incurred by Intervenors not paid by Digitran in accordance with this Agreement.

23. Confidentiality. Except as may be required by the Court or by federal securities laws, the terms and conditions of this Agreement shall remain confidential, to be discussed only among counsel and those assisting individual shareholders with any tax or other personal accounting decisions.

24. Governing Law. This Agreement shall be governed by the laws of the State of Utah and all parties consent to jurisdiction in the State of Utah for any action to enforce or interpret this Agreement.

25. Amendment Only By Writing. This Agreement, except for minor corrections in shareholdings or mathematical calculations in the Table to provide for the rounding up of shares shall not be amended except in a writing signed by the Parties, provided, however, that their share holdings, by the addition of a writing accepted by Digitran and Intervenors' Counsel and stating, substantially, that "[Name] accepts the Settlement Agreement made by Digitran on the 16th day of January, 1996, and has______ shares of common stock [options, warrants]."

26. COOPERATION TO IMPLEMENT AGREEMENT. The parties shall cooperate in the execution of any additional documents that may be required to implement the terms and conditions of this Agreement, including without limitation, consenting to a Stipulation and Order substantially in the form set forth as Exhibit A attached hereto and made a part hereof, together with such other and further modifications to Exhibit A as may be required to advise the Court the settling parties. Digitran shall also cooperate, without limitation, by providing all documents and information available to Digitran to assist with the prosecution of Digitran's assigned claims.

27. INTEGRATED CONTRACT. This Agreement incorporates and integrates all terms and conditions and prior negotiations and discussions among and between the parties on its subject matter, and, together with Exhibit A and such documents as may be required to implement this Agreement, constitutes the entire understanding of the parties on the subject matter of this Agreement.

28. HEADINGS. Paragraph and other headings are for the convenience of the parties and neither limit nor expand the terms and conditions of this Agreement.

29. COUNTERPARTS. This Agreement may be executed separately and in counterparts by the Parties and by those who subsequently wish to join the Settlement and terms of this Agreement, and the Agreement shall be effective as of the date first set forth above with respect to Digitran and Intervenors, and shall be effective with respect to any other settling party on the same day or otherwise as may be required by the date of signature of any party who adheres to this Agreement at a later time. Digitran and Intervenors' Counsel shall each retain copies of this Agreement and of all Counterparts, to be deemed as the original.

30 NO BENEFIT FROM DRAFTING. This Agreement shall be construed upon its own terms and conditions without respect to what parties participated in drafting.

31 DIGITRAN WARRANTIES. Digitran represents and warrants that the persons signing on its behalf are duly authorized to sign this Agreement and that this Agreement is binding and intended to be binding on the Digitran Companies.

32 TABLES OF INTERVENORS' SHARES, INTERVENORS' COUNSEL FEES AND SETTLING SHARES TO BE DISTRIBUTED. Intervenors and their holdings (with preferred shares converted to common shares) are set forth in this paragraph. Information about their Shares Held, Settling Shares, Intervenors' Counsel Fees, Settling Shares, Rounded Number of Shares to be Distributed
(in handwriting) and totals are set forth as Exhibits B and C to this Agreement, followed by calculations based upon Settlement (Global) or Settlement (Non-Global). Intervenors with options and warrants are also to be set forth. From time to time, amended tables or forms to provide for additional parties settling, corrections to numbers or calculations and other such matters not related to the substance of this Agreement may be added upon approval of Intervenors and Digitran and any additional parties to the addition of their own names and relevant details.


INTERVENORS
NAME              SHARES
ALVARINO            2,000
ALVARINO            1,000
ALVARINO              750
AUTIN              10,000
AUTIN              49,000
AUTIN             120,000
BADGLEY             1,200
BAKER               1,000
BAKER               2,500
BALER               1,500
BARKSHIRE           1,000
BARKSHIRE           1,500
BAYLESS               500
BOWEDEN               180
BOWEN                 500
BOWEN                 300
BOWER               5,000
BREMENS            23,000
BREMENS            24,000
BRYAN                 600
BEVIER                600
CANTO              60,000
CANTO              25,000
CHENERY             2,500
CHENERY               600
CIANCARELLI           400
CLIONSKY              250
COHEN              10,000
COHEN             130,000
COHEN               2,500
COHEN              30,000
COOP, HOLDING     307,000
DRAUGHN               100
DEWAL               1,000
DEWAL              36,500
DEWOLF              3,000
DEWOLF              3,000
EDWARDS               300
ERICKSON              100
EZZELL              1,750
FC AIR             50,000
FEROLIE             5,000
FULLERTON           1,000
FULLERTON           3,000
GARRITY               135
GARRITY               800
GARRITY               380
GIBSON                180
GIBSON              4,610
GIBSON                180
GIL                   500
GOEL                  900
GREEN               6,900
HAMBLETON          34,500
HAMBLETON          12,500
HARBIN              1,750
HENSHAW               300
HILLIARD          996,000
HILLIARD           42,743
HOFFMAN               200
IBANEZ                735
JAM                30,000
JENSEN                600
JOHNSON             4,500
KALLMAN               500
KELLMAN               500
KLEIN               2,400
KLEINSCHMIDT          300
KLEINSCHMIDT        1,500
KLEINSCHMIDT          700
KORKOWSKI          35,000
LOUALCONO           2,500
MARTEX              1,000
MARTEX              2,900
MARTEX             12,100
MARTI               1,000
MARTI             213,000
MARTIN             12,500
MARTIN              7,000
MECCIA                300
MORIS                 500
MORIS               1,000
MUSIAL                300
MCKNIGHT              500
NADEL                 500
NADEL                 200
OSTREM              1,000
PAL-BRO           139,500
PARRISH            27,637
PLATT              14,000
RICHARDSON            144
ROMAN               3,000
ROMAN                 875
ROMAN               1,700
ROSTELLI              260
SALERNO             2,000
SAMMON              3,500
SCHMID              1,250
SCHMID              1,950
SCHMID                700
SHIPMAN            27,000
SHIPMAN            15,000
SIMON               1,000
SIMON               9,000
SIMON               5,000
SIMON               3,000
STATMILLER            200
THEA                8,400
THEA                3,000
THOMPSON           30,000
THOMPSON           18,000
WAHLBORG              360
WALKER                650
ZAPPE               3,200

TOTAL           2,675,069

DIGITRAN SYSTEMS, INC.

By  /s/ Loretta Trevers
   President

DIGITRAN, INC.

By  /s/  Loretta Trevers
   President

LORETTA TREVERS


INTERVENORS

By  /s/  Jordan S. Cohen
Jordon S. Cohen